                                                                    Exhibit 99.1




[LOGO OF HOME PRODUCTS INTERNATIONAL]

                                       FOR:  Home Products International, Inc.

                               APPROVED BY:  James R. Tennant, Chairman & CEO
                                             Home Products International, Inc.
                                             (773) 890-1010
FOR IMMEDIATE RELEASE
---------------------
                                   CONTACT:  Investor Relations:
                                             James Winslow, Executive VP & CFO
                                             Home Products International, Inc.
                                             (773) 890-1010


            HOME PRODUCTS INTERNATIONAL SELLS PLASTICS INC. DIVISION
                                 FOR $71 MILLION

     Chicago, IL, July 9, 2001 - Home Products International, Inc. (Nasdaq
SmallCap: HPII) ("HPI"), a diversified housewares company, announced today that it has sold its Plastics Inc. division to A & E Products Group LP, an affiliate of Tyco International, for $71 million in cash. The Company stated that all of the proceeds have been used to retire debt.

     In announcing the sale, HPI Chairman and CEO James Tennant explained the reasons for the divestiture: "This important step allows HPI to very significantly de-lever the Company by materially reducing our debt load. The positive effect this has on our balance sheet, coupled with our undivided focus on serving our key retail partners, opens a new era for HPI. We can now commit to further investment in new products and technology to continue to grow our Company in step with the rapid growth of our major customers around the world."

     Plastics Inc. was the servingware division of HPI selling primarily through the commercial food service distribution channel. Sales of this division in 2000 were approximately $39 million.


Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products to all the largest national retailers.

Some of the statements made in this press release are forward-looking and concern the company's future growth, product development, markets and competitive position. While management will make its best efforts to be accurate in making these forward-looking statements, any such statements are subject to risks and uncertainties that could cause HPI's actual results to vary materially. These risks include market risks such as increased competition for both the company and its end users and changes in retail distribution channels; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those anticipated, expected or projected. The company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.